Titan International, Inc.
2701 Spruce Street
Quincy, IL 62301
INVESTOR CONTACT:
Todd Shoot
Treasurer & VP, Investor Relations
217-221-4416

FOR IMMEDIATE RELEASE
Thursday, March 7, 2019

Titan International, Inc. Reports 2018 Results

Full-Year 2018 Highlights

•	Net sales increased $133.5 million, or 9.1% YOY, and net sales increased 11.3%
on a constant currency basis

•	Gross profit increased $38.0 million, a 23.7% YOY improvement

•	SG&A expenses were $134.8 million (8.4% of net sales), a $15.9 million YOY decrease

•	Operating income was $42.2 million, a $53.4 million YOY improvement

•	EPS was $0.06, with adjusted EPS of $0.27, a $1.18 YOY improvement on an EPS basis and a $0.76 YOY improvement on an adjusted EPS basis

•	Adjusted EBITDA was $119.1 million, a 64% YOY improvement

Quarter Highlights

•	Net sales decreased 3.4% YOY, while net sales increased 2.1% on a constant currency basis

•	Gross profit increased $0.7 million, a 2.0% YOY improvement

•	SG&A expenses were $32.5 million (8.9% of net sales), a $2.6 million YOY decrease

•	Operating loss was $0.9 million, a $3.4 million YOY improvement

•	Adjusted EBITDA was $14.8 million

QUINCY, ILLINOIS, March 7, 2019 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the fourth quarter and year ended December 31, 2018.

Net sales for the full year of 2018 were $1.60 billion, representing an increase of 9.1 percent when compared to net sales of $1.47 billion in 2017. Net sales increased 11.3 percent on a constant currency basis. Net income applicable to common shareholders for the full year 2018 was $3.9 million, equal to $0.06 per basic and diluted share, compared to a loss of $66.4 million, equal to $(1.12) per basic and diluted share, for 2017. The full year 2018 adjusted net income attributable to Titan was $16.1 million, equal to $0.27 per basic and diluted share, compared to a loss of $28.9 million, equal to $(0.49) per basic and diluted share, in the comparable prior year period. A reconciliation of adjusted net income (loss) attributable to Titan to net income (loss) applicable to common shareholders can be found at the end of this release.

“When we take a step back and review the progress that Titan has made over the past couple years, we believe it’s a really good story that we’re proud of working hard to have accomplished,” stated Paul Reitz, President and Chief Executive Officer. “This is evidenced in our 2018 net sales that came in above $1.6 billion with adjusted EBITDA of more than $119 million. In 2016, we ended the year under $1.3 billion in net sales and just over $47 million in adjusted EBITDA. Those figures represent top-line, organic growth of more than 26 percent along with an adjusted EBITDA increase of over two-and-one-half times over this two-year period. We have said it before, but it’s worth repeating, the operational improvements and strategic investments in our existing business during this period and prior, are reflected in these improved financial results.

“For Titan and many other companies, there were many factors in 2018 impacting our business and creating an often volatile operating environment. These factors include the much discussed tariffs standoff, steel prices that reached the highest level in more than a decade and sluggish commodity prices continuing to impact farmers. Despite those challenges, in 2018 we were able to achieve double-digit revenue growth on a constant currency basis and we successfully leveraged that growth to drive a return to positive bottom-line earnings for the first time since 2013. Throughout the year our earthmoving/construction segment, particularly the ITM undercarriage business, led the way with full-year segment growth of 22 percent while also showing strong growth in margins and EBITDA.

“We did a good job in managing our business in 2018 and performed well compared to the financial outlook we previously provided. Net sales grew 9 percent during the year and would have been up over 11 percent excluding negative currency impacts, well within our expectations of 9 to 12 percent growth. Our SGARD expenses came in better than the outlook at slightly more than 9 percent of net sales, beating the low end of the target of 10 percent by more than $14 million. EBITDA was $107.9 million, reflecting a 98 percent improvement over 2017, and was within our outlook of an 80 to 100 percent increase over the previous year. Adjusted EBITDA was $119.1 million, which reflected a 64 percent increase when compared to the previous year. Gross profit improved 24 percent when compared to 2017, which was slightly under the lower end of the expected improvement range missing by just over $2 million, but still represented more than 28 percent incremental gross margin in a volatile operating environment."

“It was disappointing that we didn’t achieve positive cash flow in 2018, despite the strong earnings growth, and that was directly attributable to increases in working capital, specifically growth in inventory," stated David Martin, Senior Vice President and Chief Financial Officer. “Earnings must be translated into cash flow in the business to continue to invest for profitable growth, and what we experienced in 2018 in working capital increases will not be the expectation moving forward. Our management team is focused on the strategies to manage working capital in a much stronger way. Specifically, we expect to strategically target increased inventory turnover in a number of areas of the business which should drive improved cash flow in 2019.”

Business Outlook & Strategic Evaluation

Paul Reitz commented further, “As we look to 2019, we believe that Titan is positioned for continued overall net sales growth in the range of 6 percent to 7.5 percent. Specifically, within our segments we anticipate net sales growing as follows: agricultural (4 - 6 percent), earthmoving/construction (8 - 9.5 percent) and consumer (2.5 - 4.5 percent). With the continued growth in revenue, we believe that gross margin will improve and finish the year within the range of 12.8 percent to 13.2 percent of net sales. We currently expect SGARD expenses of approximately $150 million. These targets are expected to yield EBITDA ranging from $124 million to $134 million excluding currency impacts. We currently foresee continued investments in capital expenditures of between $40 million to $50 million in 2019.

“We recently announced that we are evaluating strategic alternatives with respect to ITM, our undercarriage business. Titan’s Board of Directors has engaged advisors to assist us in carrying out this evaluation with the goal of maximizing value for our stakeholders. These alternatives, among others, includes a public listing within Europe. ITM’s financial performance has improved significantly since we last formally considered selling the business in 2016, and, as a result, we believe ITM's overall value has increased.”

Summary of Operations

Net sales for the fourth quarter ended December 31, 2018, were $363.4 million, a decrease of 3.4 percent from $376.0 million in the comparable prior year period, driven by decreased net sales in the agricultural and consumer segments, offset by increases in the earthmoving/construction segment. Overall net sales volume was essentially flat compared to the same quarter a year ago, while favorable changes in price/mix positively impacted net sales by 2.2 percent. Unfavorable currency translation negatively impacted net sales by 5.4 percent, particularly in Latin America.

Net sales for the year ended December 31, 2018, were $1.60 billion, compared to $1.47 billion in the comparable prior year period, an increase of 9.1 percent, primarily resulting from an increase in net sales volume in all segments. The increase reflects general market improvements in the agricultural and construction sectors, coupled with market share increases, particularly in the undercarriage mining sector during 2018. Overall net sales volume increased 7.7 percent. Favorable changes in price/mix contributed a 3.6 percent increase in net sales, partially offset by unfavorable currency translation which decreased net sales by 2.2 percent.

Gross profit for the fourth quarter ended December 31, 2018, was $36.7 million, compared to $36.0 million in the comparable prior year period. Gross margin was 10.1 percent of net sales for the latest quarter, compared to 9.6 percent of net sales in the comparable prior year period. During the fourth quarter of 2017, the Company recorded an asset impairment of $9.9 million related to a fire at one of its subsidiaries. Excluding the asset impairment, gross profit for the fourth quarter of 2017 would have been $45.9 million, or 12.2 percent of net sales. The lower gross profit margin in the fourth quarter of 2018, relative to the comparable quarter in 2017 excluding the asset impairment, related primarily to lower aftermarket sales in North America which carry stronger gross margins.

Gross profit for the year ended December 31, 2018, was $198.3 million compared to $160.3 million in the comparable prior year period. Gross margin was 12.4 percent of net sales for the year ended 2018, compared to 10.9 percent of net sales in the comparable prior year period. Excluding the asset impairment, gross profit for 2017 would have been $170.2 million, or 11.6% of net sales. The increase in gross profit was driven by increased sales volume and production efficiencies, partially offset by higher material costs.

Selling, general and administrative (SG&A) expenses for the fourth quarter of 2018 were $32.5 million, compared to $35.1 million for the comparable prior year period. As a percentage of net sales, SG&A was 8.9 percent, compared to 9.3 percent for the comparable prior year period.

SG&A expenses for the year ended December 31, 2018, were $134.8 million, compared to $150.7 million for the comparable prior year period. As a percentage of net sales, SG&A was 8.4 percent, compared to 10.3 percent for the comparable prior year period. The decrease in SG&A expenses was driven by $7.3 million in lower legal fees in 2018 and $6.5 million related to a 2017 non-recurring legal contingent liability.

For the fourth quarter of 2018, research and development (R&D) expenses were $2.9 million, or 0.8 percent of net sales, compared to $2.4 million, or 0.6 percent of net sales, for the comparable prior year period. For the year ended December 31, 2018, R&D expenses were $11.1 million, or 0.7 percent of net sales, compared to $10.3 million, or 0.7 percent of net sales, for the comparable prior year period. The increase in R&D expenses were primarily attributable to higher amortization expense for product and technology investments made in 2018.

Royalty expenses for the fourth quarter of 2018 were $2.2 million, or 0.6 percent of net sales, compared to $2.7 million, or 0.7 percent of net sales, for the fourth quarter of 2017. Royalty expenses for the year ended December 31, 2018, were $10.1 million, or 0.6 percent of net sales, compared to $10.5 million, or 0.7 percent of net sales, for the comparable prior year period.

Loss from operations for the fourth quarter of 2018 was $0.9 million, or (0.3) percent of net sales, compared to a loss of $4.3 million, or (1.1) percent of net sales, for the fourth quarter of 2017. Income from operations for the year ended December 31, 2018, was $42.2 million, or 2.6 percent of net sales, compared to a loss from operations of $11.2 million, or (0.8) percent of net sales, for the year ended 2017.

For the fourth quarter of 2018, interest expense was $7.7 million, compared to $7.7 million in the comparable prior year period. For the year ended December 31, 2018, interest expense was $30.5 million, compared to $30.2 million in the comparable prior year period.

Foreign exchange loss was $4.0 million in the fourth quarter of 2018, compared to a loss of $2.0 million for the fourth quarter of 2017. Foreign exchange loss was $11.2 million for the year ended of December 31, 2018, compared to a loss of $2.0 million in the comparable period in 2017. Latin American, Australian, Canadian and Russian currencies all experienced significant fluctuations in 2018 which drove the increase in foreign currency loss.

Other income was $1.5 million in the fourth quarter of 2018, compared to $2.1 million in the same quarter of 2017. Other income was $19.2 million for the year ended December 31, 2018, compared to $9.1 million in 2017. The increase in 2018 was primarily attributable to non-recurring legal settlements of $9.9 million.

Income tax expense of $3.0 million was recorded for the fourth quarter of 2018, compared to a $5.2 million expense in the comparable prior year period. Income tax expense of $6.8 million was recorded for the year ended December 31, 2018, compared to a $11.2 million expense in the prior year.

The fourth quarter 2018 net loss applicable to common shareholders was $13.4 million, equal to $(0.22) per basic and diluted share, compared to a loss of $32.7 million, equal to $(0.55) per basic and diluted share, in the comparable prior year period. Net income applicable to common shareholders for the year ended 2018 was $3.9 million, equal to $0.06 per basic and diluted share, compared to a loss of $66.4 million, equal to $(1.12) per basic and diluted share, in the prior year.

The fourth quarter 2018 adjusted net income attributable to Titan was $12.3 million, equal to $(0.21) per basic and diluted share, compared to a loss of $5.7 million, equal to $(0.10) per basic and diluted share, in the comparable prior year period. Adjusted net income for the year ended December 31, 2018, attributable to Titan was $16.1 million, equal to $0.27 per basic and diluted share, compared to a loss of $28.9 million, equal to $(0.49) per basic and diluted share, in the comparable prior year period. The Company utilizes adjusted net income (loss) attributable to Titan, a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of adjusted net income (loss) attributable to Titan to net income (loss) applicable to common shareholders can be found at the end of this release.

EBITDA was $10.8 million for the fourth quarter of 2018, compared to $10.2 million in the comparable prior year period. EBITDA was $107.9 million for the year ended December 31, 2018, compared to $54.4 million in the comparable prior year period, which was primarily attributable to the business growth discussed above coupled with the absence of adjustments incurred in 2017.

Adjusted EBITDA was $14.8 million for the fourth quarter of 2018, compared to $22.1 million in the prior year. Adjusted EBITDA was $119.1 million for the year ended December 31, 2018, compared to $72.8 million in the prior year. The Company utilizes EBITDA and adjusted EBITDA, non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

Financial Condition

Net cash used for operations for the year ended December 31, 2018, was $36.2 million, compared to $1.3 million for prior year. While net income has improved in the current year, net sales growth required significant additional working capital to meet ongoing demand for the Company's products. Capital expenditures were $39.0 million for the year ended December 31, 2018, compared to $32.6 million for the prior year.

The Company ended the year ended December 31, 2018 with total cash and cash equivalents of $81.7 million. Long-term debt at December 31, 2018, was $409.6 million, compared to $407.2 million at December 31, 2017. Short-term debt was $51.9 million at December 31, 2018, compared to $43.7 million at December 31, 2017. Net debt (total debt less cash and cash equivalents) was $379.8 million at December 31, 2018, compared to $307.3 million at December 31, 2017, as cash decreased during 2018 due to the previously mentioned growth requiring additional working capital.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the fourth quarter and 2018 full-year financial results on Thursday, March 7, 2019, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference with live audio Q&A, participants in the U.S. should dial (888) 347-5307, participants in Canada should dial (855) 669-9657, and other international callers should dial (412) 902-4283.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the "Safe Harbor for Forward-Looking Statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, whether the Company’s process in evaluating its strategic alternatives with respect to Italtractor ITM S.p.A. ("ITM"), one of the Company's subsidiaries that designs and produces steel track and undercarriages for the construction, mining and agricultural markets, will result in any transaction or other action with respect to ITM or that any transaction or other action will be consummated; risks relating to the exercise by OEP 11 COÖPERATIEF U.A., an affiliate of One Equity Partners, one of the three shareholders of Voltyre-Prom, of the settlement put option with respect to its holdings in Voltyre-Prom, pursuant to the Voltyre-Prom Shareholders' Agreement; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; unfavorable outcomes of legal proceedings; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; the impact of any exercise of the settlement put option relating to the Company's redeemable non-controlling interest in Voltyre-Prom; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason.

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

Titan International, Inc.
Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)

Net sales	$363,403	$376,034	$1,602,408	$1,468,922
Cost of sales	326,714	330,164	1,404,142	1,298,694
Asset impairment	—	9,917	—	9,917
Gross profit	36,689	35,953	198,266	160,311
Selling, general and administrative expenses	32,481	35,123	134,789	150,676
Research and development expenses	2,924	2,394	11,146	10,302
Royalty expense	2,209	2,745	10,087	10,484
(Loss) income from operations	(925)	(4,309)	42,244	(11,151)
Interest expense	(7,670)	(7,651)	(30,456)	(30,229)
Loss on senior note repurchase	—	(18,646)	—	(18,646)
Foreign exchange (loss) gain	(3,992)	(2,006)	(11,179)	(1,958)
Other income	1,534	2,112	19,198	9,108
(Loss) income before income taxes	(11,053)	(30,500)	19,807	(52,876)
Provision for income taxes	3,024	5,239	6,762	11,203
Net (loss) income	(14,077)	(35,739)	13,045	(64,079)
Net loss attributable to noncontrolling interests	(1,786)	(5,461)	(3,042)	(4,037)
Net (loss) income attributable to Titan	(12,291)	(30,278)	16,087	(60,042)
Redemption value adjustment	(1,141)	(2,412)	(12,207)	(6,393)
Net (loss) income applicable to common shareholders	$(13,432)	$(32,690)	$3,880	$(66,435)

Earnings per common share:
Basic	$(.22)	$(.55)	$.06	$(1.12)
Diluted	$(.22)	$(.55)	$.06	$(1.12)
Average common shares and equivalents outstanding:
Basic	59,917	59,618	59,820	59,340
Diluted	59,917	59,618	59,909	59,340

Dividends declared per common share:	$.005	$.005	$.02	$.02

Segment Information

Amounts in thousands	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)
Net sales
Agricultural	$149,864	$165,903	$694,268	$690,238
Earthmoving/construction	173,676	165,864	741,733	608,894
Consumer	39,863	44,267	166,407	169,790
	$363,403	$376,034	$1,602,408	$1,468,922

Titan International, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	December 31, 2018	December 31, 2017

Assets
Current assets
Cash and cash equivalents	$81,685	$143,570
Accounts receivable (net of allowance of $3,404 and $2,974, respectively)	241,832	226,703
Inventories	395,735	339,836
Prepaid and other current assets	60,229	73,084
Total current assets	779,481	783,193
Property, plant and equipment, net	384,872	421,248
Deferred income taxes	2,874	3,779
Other long-term assets	84,029	81,892
Total assets	$1,251,256	$1,290,112

Liabilities
Current liabilities
Short-term debt	$51,885	$43,651
Accounts payable	212,129	195,497
Other current liabilities	111,054	133,774
Total current liabilities	375,068	372,922
Long-term debt	409,572	407,171
Deferred income taxes	9,416	13,545
Other long-term liabilities	67,290	73,197
Total liabilities	861,346	866,835

Redeemable noncontrolling interest	119,813	113,193

Equity
Titan stockholders' equity
Common stock ($0.0001 par, 120,000,000 shares authorized, 60,715,356 issued at December 2018 and December 2017)	—	—
Additional paid-in capital	519,498	531,708
Retained deficit	(29,048)	(44,022)
Treasury stock (at cost, 798,383 shares at December 2018 and 914,797 shares at December 2017)	(7,831)	(8,606)
Stock reserved for deferred compensation	—	(1,075)
Accumulated other comprehensive loss	(203,571)	(157,076)
Total Titan stockholders’ equity	279,048	320,929
Noncontrolling interests	(8,951)	(10,845)
Total equity	270,097	310,084
Total liabilities and equity	$1,251,256	$1,290,112

Titan International, Inc.
Consolidated Statements of Cash Flows
All amounts in thousands

	Twelve months ended
	December 31,
Cash flows from operating activities:	2018	2017
Net income (loss)	$13,045	$(64,079)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	57,618	58,444
Asset impairment	—	9,917
Deferred income tax provision	(2,291)	785
Loss on note repurchase	—	18,646
Stock-based compensation	1,130	1,539
Issuance of treasury stock under 401(k) plan	561	540
Foreign currency translation loss	3,149	5,258
(Increase) decrease in assets:
Accounts receivable	(36,092)	(38,478)
Inventories	(77,919)	(55,562)
Prepaid and other current assets	(5,377)	9,277
Other long-term assets	(13,054)	15,134
Increase (decrease) in liabilities:
Accounts payable	29,364	37,584
Other current liabilities	(2,866)	9,522
Other liabilities	(3,444)	(9,816)
Net cash used for operating activities	(36,176)	(1,289)
Cash flows from investing activities:
Capital expenditures	(39,000)	(32,626)
Certificates of deposit	—	50,000
Other	2,069	993
Net cash (used for) provided by investing activities	(36,931)	18,367
Cash flows from financing activities:
Proceeds from borrowings	57,294	447,639
Repurchase of senior secured notes	—	(415,395)
Payment on debt	(38,557)	(55,160)
Dividends paid	(1,201)	(1,167)
Net cash provided by (used for) financing activities	17,536	(24,083)
Effect of exchange rate changes on cash	(6,314)	2,748
Net decrease in cash and cash equivalents	(61,885)	(4,257)
Cash and cash equivalents, beginning of year	143,570	147,827
Cash and cash equivalents, end of year	$81,685	$143,570

Supplemental information:
Interest paid	$30,800	$38,164
Income taxes paid, net of refunds received	$12,435	$4,594
Non-cash information:
Deferred compensation obligation paid through the transfer of trust assets	$14,268	$—
Issuance of common stock for convertible debt payment	$—	$58,460

Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income (loss) attributable to Titan, EBITDA, and adjusted EBITDA, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income (loss) attributable to Titan, EBITDA, and adjusted EBITDA as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income (loss) attributable to Titan, EBITDA, and adjusted EBITDA should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income (loss) attributable to Titan to net (loss) income applicable to common shareholders, the most directly comparable GAAP financial measure, for each of the three and twelve month periods ended December 31, 2018 and 2017.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017

Net (loss) income applicable to common shareholders	$(13,432)	$(32,690)	$3,880	$(66,435)
Remove redemption value adjustment	(1,141)	(2,412)	(12,207)	(6,393)

Adjustments:
Contingency accrual	—	—	—	6,500
Debt termination expense	—	18,646	—	18,646
Asset impairment, net of noncontrolling interests portion	—	5,950	—	5,950

Adjusted net (loss) income attributable to Titan	$(12,291)	$(5,682)	$16,087	$(28,946)

Adjusted earnings per common share:
Basic	$(0.21)	$(0.10)	$0.27	$(0.49)
Diluted	$(0.21)	$(0.10)	$0.27	$(0.49)

Average common shares and equivalents outstanding:
Basic	59,917	59,618	59,820	59,340
Diluted	59,917	59,618	59,909	59,340

The table below provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, non-GAAP financial measures, for the three and twelve-month periods ended December 31, 2018 and 2017.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017

Net (loss) income	$(14,077)	$(35,739)	$13,045	$(64,079)
Adjustments:
Provision for income taxes	3,024	5,239	6,762	11,203
Interest expense	7,670	7,651	30,456	30,229
Debt termination expense	—	18,646	—	18,646
Depreciation and amortization	14,223	14,415	57,618	58,444
EBITDA	$10,840	$10,212	$107,881	$54,443
Adjustments:
Contingency accrual	—	—	—	6,500
Foreign exchange loss	3,992	2,006	11,179	1,958
Asset impairment	—	9,917	—	9,917
Adjusted EBITDA	$14,832	$22,135	$119,060	$72,818